Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Electronic Data Systems Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-54833 and 333-101286) on Form S-8 of Electronic Data Systems Corporation of our report dated June 20, 2003 related to the statements of net assets available for plan benefits of the EDS Puerto Rico Savings Plan as of December 31, 2002 and 2001, the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules as of and for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the EDS Puerto Rico Savings Plan.

                                                                                    KPMG LLP

Dallas, Texas

June 26, 2003

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